MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany

Telefon: +49 (0)89 899 27-0
Fax: +49 (0)89 899 27-222
Email: info@morphosys.com
Internet: www.morphosys.com

MorphoSys US Inc.
470 Atlantic Avenue
Boston, MA 02210
USA

RSUP 2024 (US)

Restricted Stock Unit Program 2024 (US) for senior managers and employees
(including directors and officers) of US subsidiaries of MorphoSys AG, implemented with effect as of January 22, 2024.

- Terms and Conditions -

MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany

Vorstand Dr. Jean-Paul Kress (Vorsitzender), Dr. Lucinda Crabtree Vorsitzender des Aufsichtsrats Dr. Marc Cluzel	Bankverbindung Commerzbank BLZ: 700 800 00 Kto.: 0349775600 IBAN: DE73 7008 0000 0349 7756 00 SWIFT (BIC): DRESDEFF700	St.-Nr. 9143/101/21259 USt-ID. Nr. DE 15506 9821	Sitz der Gesellschaft Planegg, Landkreis München Handelsregister AG München HRB 121023

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DEFINITIONS
Adjustment Event    16
Amended RSUP Terms & Conditions 4
Annual Cycle    7
Annual Cycles    7
Award Agreement    5
Award Amount    5
Award Date    6
Bad Leaver    10
Cap    8
Capital Increase Resolution Date    12
Cash Payment Claim    12
Cash Settlement    13
Cash Settlement Date    13
Cashless Exercise Option    15
Cause    10
Company    4
Conversion    5
Data Subjects    24
Employees    4
ESG KPI    8
ESG KPI Achievement Rate    8
ESG Performance    8
Euro Award Amount    5
External Service Provider    25
Extraordinary Events or Developments    17
GDPR    24
Good Leaver    11
Hurdle    9
Initial Number of RSUs    5
Insider Trading Rules    17
KPI    7
KPI Achievement Rate    8
KPIs    7
MorphoSys    4
MorphoSys US Subsidiaries    4
Non Trading Periods    18
Notices    21
Overall KPI Achievement Rate    8
Participants    5
Public Takeover Offer     4
RSU    4
RSUP 2024 (US)    4
RSUP Terms & Conditions    4
RSUs    4
Service Provider    15
Share Price KPI    8
Share Price KPI Achievement Rate     8
Share Price Performance    8
Share Settlement    13
Share Settlement Date    14
Shares    4
Termination Date    11
Transaction    17
Vested RSUs    7
Waiting Period    6
Waiting Period Expiration Date    6

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RECITALS

An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.
As part of the intention of MorphoSys AG (“MorphoSys” or the “Company”) to further strengthen its presence in the USA and recruit and retain highly qualified employees, a share-based employee participation program is required which takes into account US standards and expectations and which shall be implemented for selected senior managers and employees (including directors and officers) of US subsidiaries of MorphoSys.

Therefore, MorphoSys intends to implement a “Restricted Stock Unit Program” (the “RSUP 2024 (US)”) as a long-term remuneration component for senior managers and employees (including directors and officers) of subsidiaries of MorphoSys in the USA (the “MorphoSys US Subsidiaries”) (the “Employees”).
Under the RSUP 2024 (US), the Company shall be allowed to grant so-called “Restricted Stock Units” (“RSUs” and each a “RSU”) to the Employees, which – if certain requirements are met – grant the Employees a claim against the Company, the amount of which depends, amongst others, on the stock exchange price of the shares of the Company (the “Shares”) and which can be settled, at the discretion of the Company, in cash or in Shares.

The present terms and conditions (the “RSUP Terms & Conditions”) establish the rules pursuant to which the RSUs under the RSUP 2024 (US) can be granted and settled.

Further, on February 5, 2024, Novartis data42 AG published its intention to launch a voluntary public takeover offer for all Shares (the “Public Takeover Offer”). These RSUP Terms & Conditions are structured in a way to reflect the Public Takeover Offer. In case, the Public Takeover Offer lapses on or prior to the six month anniversary of the Award Date, the Company may elect (where applicable in a manner that complies with United States Internal Revenue Code Section 409A and without obtaining the consent of a Participant) to cause the terms & conditions as set out in Exhibit 2 (the “Amended RSUP Terms & Conditions”) to apply in lieu of these RSUP Terms & Conditions, which shall be of no force or effect.

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§ 1
ELIGIBILITY
1.1RSUs can be granted to Employees (together the “Participants”).
1.2Persons who, at the same time to being an Employee, are members of the Company’s Management Board, or are an employee of the Company, are not eligible to participate in the RSUP 2022 (US).
1.3Eligibility as a Participant is determined by the Company’s Management Board.
§ 2
GRANT OF RSUs
2.1Under the RSUP 2024 (US), RSUs may be granted to the Employees. RSUs that are forfeited will once again be available for future grants.

2.2The Company’s Management Board will determine an individual USD award amount (the “Award Amount”) to be granted to each Participant by way of a separate award agreement (“Award Agreement”) and such Award Amount will be converted into a certain number of RSUs.

2.3With respect to the conversion of the Award Amount into RSUs, i.e., to calculate the exact number of RSUs to be allocated to a Participant, the respective Award Amount must, in a first step, be converted into a respective amount in Euros (the “Conversion”). The Conversion shall be based on the average Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) during the 30 (thirty) business days prior to the Award Date (as defined in § 2.5) (the “Euro Award Amount”). In a second step, the Euro Award Amount is divided by the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the 30 (thirty) trading days prior to the Award Date (as defined in § 2.5) (exclusive), rounded down to the nearest whole number; the number resulting from such calculation (step one and step two) equals the number of RSUs to be allocated to a Participant (the “Initial Number of RSUs”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day.
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For example: If a Participant is granted an Award Amount of USD 100,000.00 and the USD/EUR exchange rate on the Award Date is 1 USD = 0.9060 EUR, then the Euro Award Amount amounts to EUR 90,600 (100,000.00 x 0.9060). If the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading on the 30 trading days prior to the Award Date amounted to EUR 28.00, then the Initial Number of RSUs to be allocated to the Participant would amount to 3,235 (EUR 90,600.00 / EUR 28.00 = 3,235.714, rounded down to the nearest whole number).

2.4 RSUs can be awarded subject to a continuing and non-terminated (including termination by way of a mutual agreement) service relationship or employment of the relevant Participant with a MorphoSys US Subsidiary at the relevant Award Date (as defined in § 2.5).

2.5 The date on which the Award Agreement becomes effective (the “Award Date”) shall be the date on which the Participant receives the offer to conclude the Award Agreement (irrespective of the point in time the offer to conclude the Award Agreement is accepted), unless the Award Agreement specifies an earlier or a later date as Award Date.

§ 3
WAITING PERIOD, ANNUAL CYCLE AND VESTING
3.1Each RSU is subject to a waiting period of three (3) years (“Waiting Period”), which shall commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary of the Award Date at 24:00 hours (midnight) (“Waiting Period Expiration Date”).

For example: If the Award Date is January 22, 2024, the Performance Period would start on January 22, 2024, at 00:00 hours (beginning of the day) and end on January 21, 2027, at 24:00 hours (midnight).

3.2The Performance Period is divided into three annual cycles (“Annual Cycles”). The first Annual Cycle will commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the first anniversary of the Award Date at 24:00 hours (midnight), the second Annual Cycle will commence on the day of the first anniversary of the Award Date at 00:00
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hours (beginning of the day) and end on the day prior to the second anniversary of the Award Date at 24:00 hours (midnight) and the third Annual Cycle will commence on the day of the second anniversary of the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary of the Award Date at 24:00 hours (midnight) (each an “Annual Cycle”).
3.3One third (1/3) of the Initial Number of RSUs will vest at the end of each Annual Cycle subject to the following conditions: (i) the achievement of certain KPIs (§ 4) and (ii) no forfeiture of RSUs pursuant to § 5 (the “Vested RSUs”).

3.4After expiry of each Annual Cycle and an administration period in which to determine the settlement amounts, the Company will settle the total number of Vested RSUs; provided, that such settlement shall occur no later than 90 days following the last day of the applicable Annual Cycle (and in no event later than March 15 of the calendar year immediately following the calendar year in which the last date of the applicable Annual Cycle occurs).

§ 4
KEY PERFORMANCE INDICATORS
4.1With respect to an Annual Cycle, RSUs will vest only if and to the extent the KPIs (as defined in § 4.2) have been reached or exceeded in accordance with the following provisions.
4.2Key Performance Indicators (“KPIs”, and each a “KPI”), as determined by the Board of Directors of the relevant MorphoSys US Subsidiary and with the consent of the Management Board will be:

4.2.1the share price performance of the Shares over the fiscal year in which an Annual Cycle starts, measured and evaluated in relation to the Share Price Performance (as defined in § 4.3) (“Share Price KPI”); and

4.2.2the achievement of an ESG-target over the fiscal year, in which an Annual Cycle starts, measured and evaluated in relation to the ESG Performance (as defined in § 4.3) (“ESG KPI”),

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whereby KPIs will in any case be equally set for all Participants.

For example: If an Annual Cycle starts on January 22, 2024, the Share Price KPI and the ESG KPI will be measured and evaluated on the basis of the Share Price Performance and the ESG performance, respectively, during the fiscal year starting January 1, 2024, through December 31, 2024.

4.3The Board of Directors of the relevant MorphoSys US Subsidiary, with the consent of the Company’s Management Board, will determine the performance to be achieved for each KPI with respect to a certain Annual Cycle (respectively the “Share Price Performance” and the “ESG Performance”) and which will, depending on the degree of achievement (as a percentage) of each KPI, correspond with a certain “KPI Achievement Rate” for the respective Annual Cycle, respectively the “Share Price KPI Achievement Rate” and the “ESG KPI Achievement Rate” for the respective Annual Cycle. If the KPI Achievement Rate for any of the KPIs exceeds 175%, the respective KPI Achievement Rate will nevertheless be 175% (“Cap”).
4.4Once the KPIs for a certain Annual Cycle have been determined pursuant to section 4.3, the Participants will be provided with such information.

4.5The “Overall KPI Achievement Rate” for a certain Annual Cycle will be calculated as the sum of (i) the Share Price KPI Achievement Rate, multiplied by 0.5 and the (iii) ESG KPI Achievement Rate, multiplied by 0.5, each of which will be determined in accordance with the KPIs that will be provided to a Participant for each Annual Cycle in accordance with § 4.4 and the result rounded commercially to the nearest whole number.

For example: If the Share Price KPI Achievement Rate for an Annual Cycle is 78% and the ESG KPI Achievement Rate is 180%, the Overall KPI Achievement Rate will be calculated as follows:

Note: In accordance with § 4.3, the ESG KPI Achievement Rate was capped at 175%.

78 * 0.5 + 175 * 0.5 = 126.5%, i.e. 127% (rounded commercially to the nearest whole number).
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4.6The number of Vested RSUs at the end of an Annual Cycle will be calculated by multiplying (i) one third (1/3) of the Initial Number of RSUs allocated to a Participant (not rounded) with (ii) the Overall KPI Achievement Rate, and the result commercially rounded, provided, however, that at least an Overall KPI Achievement Rate of 50% must be reached (“Hurdle”), otherwise the number of Vested RSUs for the respective Annual Cycle will be 0.

The following chart illustrates exemplarily a certain number of RSUs that vest at the end of an Annual Cycle pursuant to this § 4, depending on the degree of achievement of certain Overall KPI Achievement Rate:

Overall KPI Achievement Rate	Calculation of total number of Vested RSUs for one Annual Cycle
0%	Vested RSUs at the end of an Annual Cycle = 0, given that the hurdle of a minimum Overall KPI Achievement Rate of at least 50% has not been reached
1%
2%
3%
[etc.]
48%
49%
< 50%
50% (hurdle)	[1/3 of Initial Number of RSUs] x 50%
60%	[1/3 of Initial Number of RSUs] x 60%
70%	[1/3 of Initial Number of RSUs] x 70%
[etc.]	[etc.]
120%	[1/3 of Initial Number of RSUs] x 120%
125%	[1/3 of Initial Number of RSUs] x 125%
130%	[1/3 of Initial Number of RSUs] x 130%
[etc.]	[etc.]
175%	[1/3 of Initial Number of RSUs] x 175%

For example: If the Initial Number of RSUs granted to a Participant was 3,235 and during the first Annual Cycle an Overall KPI Achievement Rate of 78% was achieved, during the second Annual Cycle an Overall KPI Achievement Rate of 35% was achieved, and during the third Annual Cycle an Overall KPI Achievement Rate of 175% (Cap) was achieved, the number of Vested RSUs paid at the end of the first Annual Cycle is 841 (1/3 of the 3,235 granted RSUs x 78%), the number of Vested RSUs paid at the end of the second
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Annual Cycle is 0 (since the minimum Hurdle of 50% was not achieved) and the number of Vested RSUs paid at the end of the third Annual Cycle is 1,887 RSUs (1/3 of the 3,235 granted RSUs x 175%).

§ 5
CONSEQUENCES OF A TERMINATION OF EMPLOYMENT
5.1With respect to an Annual Cycle, RSUs will vest only if the Participant still has an active employment relationship with a MorphoSys US Subsidiary at the end of the relevant Annual Cycle, subject to the provisions set out in § 5.2 and § 5.3 below.

5.2If a Participant’s employment with a MorphoSys US Subsidiary terminates for Cause (as defined hereinafter) before the expiry of the Performance Period (such Participant a “Bad Leaver”), such that the Bad Leaver is no longer an Employee, all RSUs granted to the Bad Leaver (whether held by him or any third party and whether vested or unvested) will be forfeited without entitlement to compensation or other consideration. An event of “Cause” exists if a Participant: (i) materially violates any term of any agreement between the Participant and a MorphoSys US Subsidiary; (ii) repeatedly fails to follow reasonable instructions of a MorphoSys US Subsidiary, is chronically absent from work, fails to perform any reasonably assigned duties after receiving written notice of same from a MorphoSys US Subsidiary, or willfully violates any written policy of a MorphoSys US Subsidiary, provided to the Participant; (iii) engages in unprofessional conduct that results in, or reasonably could result in, unfavorable publicity for a MorphoSys US Subsidiary, or engages in unprofessional conduct inconsistent with the Participant’s position with a MorphoSys US Subsidiary; or (iv) engages in any of the following forms of willful misconduct: (a) conviction of the commission of any felony, or any criminal act involving moral turpitude, or any misdemeanor where imprisonment is imposed; (b) misappropriation, theft or destruction of a MorphoSys US Subsidiary, property; (c) securing or attempting to secure any personal profit in connection with any transaction entered into by or on behalf of a MorphoSys US Subsidiary; (d) causing substantial material harm to a MorphoSys US Subsidiary, as a result of Participant’s malfeasance, gross negligence or reckless disregard of Participant’s duties and responsibilities; (e) falsification of any business record of a MorphoSys US Subsidiary; (f) any material act of fraud or
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dishonesty within the scope of, or relating to, Participant’s employment by a MorphoSys US Subsidiary; (g) commission of any crime relating to Participant’s employment with a MorphoSys US Subsidiary; or (h) violation of any law or regulation applicable to the business of a MorphoSys US Subsidiary.

5.3If a Participant’s employment at a MorphoSys US Subsidiary terminates before the end of any Annual Cycle for any reason other than a termination described in the following sentence or a Bad Leaver termination (which is governed by Section 5.2), all unvested RSUs will be forfeited without entitlement to compensation or other consideration as of the date of such termination, but the Participant will retain the RSUs that have already vested pursuant to previously-completed Annual Cycles. If (1) a Participant’s employment at a MorphoSys US Subsidiary terminates before the end of the Performance Period due to a termination without Cause by the MorphoSys US Subsidiary or due to a Constructive Termination (as defined below) and (2) such termination occurs during the two-year period immediately following a Control Event (as defined below) (such Participant a “Good Leaver”), such Good Leaver will retain the RSUs that have already vested pursuant to § 3.3, § 4 with respect to any Annual Cycle completed before the date of the Good Leaver’s termination of employment becomes effective (the “Termination Date”) and any additional RSUs that were granted to such Good Leaver and that have not vested will vest in full (regardless of the attainment of KPIs) and be paid out in cash on or as soon as practicable following the Termination Date. This § 5.3 shall not apply in case a Participant’s employment at a MorphoSys US Subsidiary ends and such Participant, qualifying as a Good Leaver, continues to have an employment with another MorphoSys US Subsidiary. For purposes of this Section, “Constructive Termination” shall mean (a) a reduction in the Participant’s annual base salary or annual cash bonus opportunity as in effect immediately prior to the Control Event; or (b) a change to the Participant’s primary work location to a new location that is more than 35 miles away from the Participant’s primary work location immediately prior to such change; provided, however, that no Constructive Termination shall exist absent the Participant providing written notice to the Company of the events giving rise to the Constructive Termination within fifteen (15) days of the Participant’s knowledge thereof and the Company’s failure to cure within thirty (30) days of receipt of such notice. For purposes of
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this Section, “Control Event” shall mean the consummation of the Public Takeover Offer.

5.4For example: In the example in § 4.7, if the Participant, qualifying as a Good Leaver in the aforementioned sense under § 5.3 above, is notified of a termination of his employment with a MorphoSys US Subsidiary, and such termination has a Termination Date that occurs during the second Annual Cycle of the Performance Period and is 12 months after a Control Event, such Participant will retain the 841 Vested RSUs from the first Annual Cycle and the remaining RSUs originally granted to such Participant (applicable to the second and third Annual Cycles) will vest in full on the Termination Date, regardless of the attainment of KPIs or any continued employment requirement otherwise applicable.

§ 6
CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs; CASHLESS EXERCISE OPTION
6.1Upon expiration of the Annual Cycle or following a Good Leaver termination, each outstanding Vested RSU shall entitle the Participant to a cash payment claim (the “Cash Payment Claim”) against the Company in the amount of the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) (i) in case of a Cash Settlement (as defined in § 6.2), on the Cash Settlement Date (as defined in § 6.2) or, (ii) in case of a Share Settlement (as defined in § 6.3), on the day of the resolution of the Company’s Management Board to utilize, with the consent of the Company’s Supervisory Board, a corresponding authorized capital of the Company against contribution in kind (the “Capital Increase Resolution Date”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day. In case of a delisting of the Company prior to the expiry of an Annual Cycle, the relevant closing price shall be the price which had to be offered as part of the compulsory public tender offer pursuant to section 39 para. 2 no. 1, paras. 3 et seqq. of the German Stock Exchange Act (Börsengesetz).

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6.2Within 90 days following the completion of an Annual Cycle (but not later than March 15 of the calendar year following the calendar year in which the Annual Cycle is completed), the Company will settle the Vested RSUs as determined by the Company in its sole discretion by fulfilling the Cash Payment Claim (i) by way of an effective cash payment to a bank account designated to the Company by the respective Participant in advance (the “Cash Settlement”), or (ii) by transferring Shares to the Participant in accordance with § 6.3, or (iii) by a combination of both. In case of a Cash Settlement, the Company will convert the Cash Payment Claim, denominated in Euros, into a USD amount, based on the Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) on the actual date (within 90 days following the completion of an Annual Cycle (but not later than March 15 of the calendar year following the calendar year in which the Annual Cycle is completed)) on which such payment is made (the “Cash Settlement Date”). In a Good Leaver scenario pursuant to § 5.3, the Vested RSUs will be settled by way of a Cash Settlement with the Termination Date being deemed the Cash Settlement Date.

6.3In the event of a settlement in the form of Shares, the respective contribution in kind (Sacheinlage) for the new Shares shall be the Cash Payment Claim (denominated in EUR) resulting from the Vested RSUs. The Cash Payment Claim (denominated in EUR) will then – in the course of the capital increase – be contributed by the Participant to the Company against issuance of one (1) new Share for each one (1) Vested RSU (the “Share Settlement”). In the event of a Share Settlement, the Participant will be required to take all measures necessary to effect the Share Settlement, including, for example, the opening of an account to which the Shares may be booked, the conclusion of a contribution agreement with the Company and/or the subscription of the new Shares to be issued to the Participant by way of a subscription certificate. The actual date (within 90 days following the completion of an Annual Cycle (but not later than March 15 of the calendar year following the calendar year in which the Annual Cycle is completed) on which the new Shares, which were created from the capital increase against contribution in kind, are transferred to the securities’ account of the respective Participant, the “Share Settlement Date”.

For example: If the third Annual Cycle for the 1,887 Vested RSUs in the example in § 4.6 occurs on January 21, 2027, the Company may decide, in
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its sole discretion, whether to settle the 1,887 Vested RSUs by way of a Cash Settlement or a Share Settlement (or a combination of both):
(a)In case of a Cash Settlement, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Cash Settlement Date. Assuming, on the Cash Settlement Date, the closing price (Schlusskurs) amounted to EUR 90.00, the Participant’s Cash Payment Claim resulting from the 1,887 Vested RSUs would amount to EUR 169,830.00. Assuming the EUR/USD exchange rate on the Cash Settlement Date is 1 EUR = 1.1500 USD, the Cash Payment Claim the respective Participant is entitled to USD 195,304In case of a Cash Settlement, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Cash Settlement Date. Assuming, on the Cash Settlement Date, the closing price (Schlusskurs) amounted to EUR 90.00, the Participant’s Cash Payment Claim resulting from the 1,887 Vested RSUs would amount to EUR 169,830.00. Assuming the EUR/USD exchange rate on the Cash Settlement Date is 1 EUR = 1.1500 USD, the Cash Payment Claim the respective Participant is entitled to USD 195,304.

(b)In case of a Share Settlement, the Company will request certain information from the Participant, which is necessary to perform the Share Settlement. Once the information has been provided by the Participant to the Company, and following the expiry of the applicable Annual Cycle, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Capital Increase Resolution Date. Assuming, on the Capital Increase Resolution Date, the closing price (Schlusskurs) amounted to EUR 90.00, the Participant’s Cash Payment Claim resulting from the 1,887 Vested RSUs would amount to EUR 169,830.00. Following such determination, the Company’s Management Board, with the consent of the Supervisory Board, shall resolve to issue 1,887 new Shares by way of a capital increase in the context of which the Company’s share capital will be increased by EUR 1,887.00 against contribution in kind of the Cash Payment Claim of the Participant in the aggregate amount of EUR 169,830.00. Following the registration of the consummation of the capital increase, the 1,887 new Shares will be transferred to a security deposit of the Participant on the Share Settlement Date.
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The Company may, at its discretion, settle the Vested RSUs in treasury Shares (eigene Aktien) instead of Shares stemming from a corresponding authorized capital of the Company. In such case, one Vested RSU entitles the Participant to receive one Share. The Cash Payment Claim will be deemed fulfilled once the number of treasury Shares corresponding to the number of Vested RSUs of a Participant have been transferred to a security deposit of the Participant.

6.4In case of a Share Settlement, in order to facilitate the exercise of the RSUs by the Participants, the Company may in its sole discretion arrange for the Participant with a service provider (“Service Provider”) a cashless exercise settlement option (“Cashless Settlement Option”). Such Cashless Settlement Option may provide that the Service Provider arranges a sale on behalf of the relevant Participant of such a number of Shares resulting from the Share Settlement of the Vested RSUs as is necessary to repay any taxes and/or employee social security contributions or other fees due by the Participant in connection with the settlement of the Vested RSUs. Any Participant who makes use of the Cashless Settlement Option has to bear all costs relating to the Cashless Settlement Option and the sale of the Shares resulting from the Vested RSUs.

6.5The Company will inform the Participant whether it will make use of the Cash Settlement (as defined in § 6.2) or the Share Settlement (as defined in § 6.3) or a combination of both in advance of the settlement.

6.6For the avoidance of doubt, following the settlement of a Vested RSU at the end of an Annual Cycle in accordance with this § 6, such Vested RSU will no longer be considered outstanding and the Participant will have no further right to payment with respect to such Vested RSU.

§ 7
TRANSFERABILlTY
7.1Neither the RSUs nor the rights of any Participant under any RSU or under the RSUP 2024 (US) are assignable or otherwise transferable except as provided in this § 7 and in case it is required to implement a Cashless Exercise Option under § 6.4.
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7.2The RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Participant.

8. ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES

8.1.In the event of:

8.1.1.the capital increase from Company funds by the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

8.1.2.the reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

8.1.3.the capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

8.1.4.any other such event having an effect similar to any of the foregoing (each an “Adjustment Event”),

the Company’s Management Board may – subject to mandatory law – establish financial equality for the Participants to the extent necessary to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits resulting from the granted RSUs. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of RSUs.

8.2.For the avoidance of doubt: No adjustment pursuant to § 8.1 shall occur in the event of:

8.2.1a capital increase from Company funds without the issue of new Shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or

8.2.2a capital reduction without a change in the total number of Shares issued by the Company.

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8.3 If an adjustment occurs in accordance with this § 8, fractions of shares will not be granted upon the settlement of RSUs nor will they be compensated by a payment in cash.
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§9
EXTRAORDINARY DEVELOPMENTS
9.1 For purposes of this § 9, “Extraordinary Events or Developments” means – subject always to mandatory law – situations where the potential gain realized by the Participant upon the settlement of RSUs (i) is caused by unusual external events and developments; and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. However, the settlement of RSUs by a Participant as such, that results in an economic benefit for the Participant, does not constitute an Extraordinary Event or Development.

9.2 In case of Extraordinary Events or Developments, the Company’s Management Board is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout in the form of a Cash Settlement or Share Settlement, to the extent required to eliminate such extraordinary effects.

§ 10
INSIDER TRADING AND NON-TRADING PERIODS
10.1 Any transaction in the Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, namely Art. 14, 7 et seqq. MAR, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

10.2 The Company may postpone or delay the settlement of any Vested RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities.

10.3 In order to minimize the potential for prohibited insider trading, the
Management Board of the Company may establish in its sole discretion periods from time to time during which all or some of the Participants may not engage in transactions involving Shares granted in case of a Share
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Settlement (the “Non-Trading Periods”). As a matter of precaution, and notwithstanding any other provisions in these RSUP Terms & Conditions, the
    Participants may not subscribe any new Shares during an applicable Non
    Trading Period.
§ 11
LIMITATION OF LIABILITY

11.1The Company (nor any of its management board members, supervisory board members or employees) does not:

11.4.aassume any responsibility or liability for the development of MorphoSys share price and/or for the achievement of ESG-targets;

11.4.bassume any responsibility or liability for the development of the value or market price of the Company’s Shares, including during the Performance Period and during the period between end of an Annual Cycle and, as the case may be, the Cash Settlement Date, the Capital Increase Resolution Date, or the Share Settlement Date;

11.4.cwarrant, assure or guarantee a profit of a Participant from the RSUP 2024 (US) or any RSU granted thereunder; or

11.4.dwarrant, assure or guarantee any increase in value of the RSUs or, following a Share Settlement, the value or market price of the Company’s Shares; in particular it is neither warranted, assured or guaranteed that a Participant will be able to sell his participation in the Company with a profit in the future, nor that no loss will be incurred.

11.2Each Participant declares with his/her participation in the RSUP 2024 (US) that the participation is voluntary. Each Participant is aware of the Public Takeover Offer, the fact that the Public Takeover Offer may or may not be consummated and the fact that he/she alone bears the risk of a decrease in or total loss of value of the RSUs or, following a Share Settlement, the Company’s Shares. Each Participant accepts the offer to participate in the RSUP 2024 (US) at his/her own risk and assumes any liability relating thereto.

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11.3Each Participant accepts, that his/her claim stemming from Vested RSUs may be delayed or even forfeited, if he/she does not provide the information requested and required by the Company to perform the Cash Settlement and/or the Share Settlement, in particular, the information in § 6.3.

11.4Each Participant is responsible for obtaining legal, tax and any other necessary advice before participating in the RSUP 2024 (US) and for evaluating the tax effects connected with the RSUP 2024 (US). Each Participant accepts and declares that he has not been advised by or on behalf of the Company with respect to his participation in the RSUP 2024 (US) (in particular, regarding legal and tax issues of such participation).

§ 12
TAXES, SOCIAL SECURITY AND COSTS
12.1All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his/her participation in the RSUP 2024 (US) shall be borne by each Participant. Each Participant is obliged to pay taxes relating to the respective RSUs granted/settled under the RSUP 2024 (US), or relating to a transfer (if permitted under these RSUP Terms & Conditions) of such RSUs by the Participant to a third party, to the competent tax authorities. Each Participant shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

12.2The relevant MorphoSys US Subsidiary is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This applies even after termination of the service relationship or employment relationship of a Participant with the Company. The Company is entitled to demand the full cooperation of the Participant even after his leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the RSUP 2024 (US). The Participant undertakes to fully cooperate with the Company.

12.3Withholdings mentioned above do not release the Participant from his responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his participation in the RSUP 2024 (US) or the allocation/grant, settlement or transfer of any RSUs.
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12.4The compensation and benefits under these RSUP Terms & Conditions are intended to be exempt from the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and these RSUP Terms & Conditions will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Participant under these RSUP Terms & Conditions and shall not constitute an indemnity from the Company to any Participant. References to “termination of employment” and similar terms used in these RSUP Terms & Conditions mean, to the extent necessary to comply with Section 409A of the Code, the date that the Participant first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under these RSUP Terms & Conditions shall be designated as a “separate payment” within the meaning of Section 409A of the Code. If the Company determines that a Participant is a “specified employee” (as defined in Section 409A of the Code) as of the date of his/her “separation from service” (as defined in Code Section 409A), then, to the extent necessary to avoid additional taxes, penalties or interest, a Participant will not be entitled to any payment under these RSUP Terms & Conditions (or any award agreement thereunder) until the earlier of (i) the date which is six months after his/her separation from service for any reason other than death, or (ii) the date of his/her death. Any amounts otherwise payable to the Participant upon or in the six (6) month period following his/her separation from service that are not so paid by reason of this § 12.4 shall be paid on the first business day following the date that is six (6) months after the separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his/her death).

§ 13
FORM REQUIREMENTS
13.1Any legal statements and other notices in connection with the RSUP 2022 (US) (collectively the “Notices”) or any amendment of these RSUP Terms & Conditions (including an amendment of this § 14.1) shall be made in text form or electronic form (e.g. email) unless any other specific form is required by mandatory law or these RSUP Terms & Conditions.
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Any Notice to be delivered to the Company shall be addressed by email to the Head of Human Resources of MorphoSys AG. The Company shall communicate changes in the addressee set forth in the previous sentence as soon as possible to the Participants.
13.2Any Notice to be given to a Participant may be served by being sent to him/her by email or to his/her home or business address. Each Participant shall communicate changes of address as soon as possible to the Company.

§ 14
PROCESSING OF PERSONAL DATA

The Company processes personal data of the Participants in connection with the administration, implementation and settlement of the RSUP 2024 (US). Additional information regarding the processing of personal data in connection with the RSUP 2024 (US) is included in Exhibit 1 (Information on the Processing of Personal Data).

§ 15
GOVERNING LAW AND JURISDICTION

15.1The RSUP 2024 (US), any RSUs granted thereunder and these RSUP Terms & Conditions shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.
15.2Any dispute, controversy or claim arising from or in connection with the RSUP 2024 (US), any RSUs granted thereunder or these RSUP Terms & Conditions or their validity shall be decided upon by the competent courts in Munich, Germany.

§ 16
APPLICATION OF THE AMENDED RSUP TERMS & CONDITIONS

Notwithstanding anything herein to the contrary, if the Public Takeover Offer lapses on or prior to the six month anniversary of the Award Date (e.g., as a consequence of the non-fulfilment of one or several offer conditions), the Company may elect
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(where applicable in a manner that complies with United States Internal Revenue Code Section 409A and without obtaining the consent of a Participant) to cause these RSUP Terms & Conditions to be deleted and replaced in their entirety with the Amended RSUP Terms & Conditions set forth on Exhibit 2 with retroactive effect as of the Award Date, it being understood that § 8 of the Amended RSUP Terms & Conditions shall not apply to the Public Takeover Offer but to any change of control within the meaning of § 8 of the Amended Terms & Conditions following the lapse of the Public Takeover Offer on or prior to the six month anniversary of the Award Date. The KPIs will remain unaffected.

§ 17
FINAL PROVISIONS

17.1In these RSUP Terms & Conditions, the headings are inserted for convenience only and shall not affect the interpretation of these RSUP Terms & Conditions; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these RSUP Terms & Conditions. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these RSUP Terms & Conditions to any clauses without further indication of a law, an agreement or another document shall mean clauses of these RSUP Terms & Conditions.

17.2In the event that one or more provisions of these RSUP Terms & Conditions shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of these RSUP Terms & Conditions shall not be affected thereby. In such case, the Company and each Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these RSUP Terms & Conditions contain any unintended gaps (unbeabsichtigte Lücken).

Planegg, January 2024
MorphoSys AG
* * * *
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Exhibit 1
Exhibit 1

Information on the Processing of Personal Data
in connection with the Restricted Stock Unit Program 2024
(hereinafter referred to as “RSUP 2024 (US)”)
of MorphoSys AG
(hereinafter referred to as the “Company”)

In connection with the administration, processing and execution of the RSUP 2024 (US), the Company processes personal data of the beneficiaries (hereinafter also referred to as “Data Subjects”) in accordance with the EU General Data Protection Regulation (“GDPR”). Pursuant to the GDPR, the Company is obliged to provide the following information on the processing of personal data. All defined terms used in this information have the meaning assigned to them in the option conditions.
I.    Responsibilities and Contact Information
The controller of the personal data pursuant to Art. 4 para. 7 is the Company:

MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany
Telephone:     +49 (0)89 899 27-0
Facsimile:     +49 (0)89 899 27-222
E-Mail: info@morphosys.com
Website: www.morphosys.com
The Data Protection Officer of the Company can be contacted through:
MorphoSys AG
Data Protection Officer
Semmelweisstraße 7
82152 Planegg
Germany
or
Email: datenschutz@morphosys.com

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II.    Use of Personal Data by the Company
The Company processes personal data of the Data Subjects such as names, contact data, tax numbers and all other information necessary for the participation of a Data Subject in the RSUP 2024 (US) as well as for the administration, processing and execution of the RSUP 2024 (US) (processing purpose). The legal basis for data processing is Art. 6 Para. 1 (b) GDPR.
In addition, the Company processes personal data of the Data Subjects if and to the extent required by the law applicable to the Company (e.g., tax law). The legal basis for data processing in this respect is Art. 6 para. 1 (c) GDPR.
III.    Transfer of Personal Data
The Company may disclose personal data to an external service provider (“External Service Provider”) commissioned or involved for the purposes of the administration, processing and/or execution of the RSUP 2024 (US) in order to support the processing of personal data for the processing purpose set out in Section II above. If and to the extent permitted by law, the Company may also commission other third parties to provide certain services, such as IT-services and legal services, for the processing purpose set out in Section II above and may disclose personal data to such third parties. These recipients provide their assistance or services to the Company under its control and direction and may have access to personal data to the extent necessary to provide their assistance or services.
In addition, the Company may, to the extent required and permitted by law, transfer personal data to domestic and foreign authorities or courts in order to fulfil legal obligations.
IV.    Storage and Deletion of Personal Data
The Company processes the personal data within the framework of the participation of the Data Subjects in the RSUP 2024 (US). The Company deletes the personal data if it no longer needs it for the fulfilment of its contractual obligations under the RSUP 2024 (US) and if there are no legal storage obligations. In the event of a legal obligation to retain personal data, the Company shall restrict the processing of such personal data.
V.    Rights of the Data Subjects
The Data Subjects may, at any time and free of charge, contact the Company or its Data Protection Officer directly with an informal notification in order to exercise their rights under the GDPR. The Data Subjects have the right, subject to the legal requirements, the fulfilment of which is to be examined on a case-by-case basis, to request information on their personal data, any rectification or deletion of their personal data, information regarding restrictions on the processing of their
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personal data and they have the right to receive their personal data in a structured, generally used and machine-readable format.
The Data Subjects also have the right to object to the processing of their personal data, subject to the legal requirements, the fulfilment of which must be examined on a case-by-case basis.
In addition, Data Subjects have the right to lodge a complaint with a supervisory authority.

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Exhibit 2

RECITALS

An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.

As part of the intention of MorphoSys AG (“MorphoSys” or the “Company”) to further strengthen its presence in the USA and recruit and retain highly qualified employees, a share-based employee participation program is required which takes into account US standards and expectations and which shall be implemented for selected senior managers and employees (including directors and officers) of US subsidiaries of MorphoSys.

Therefore, MorphoSys intends to implement a “Restricted Stock Unit Program” (the “RSUP 2024 (US)”) as a long-term remuneration component for senior managers and employees (including directors and officers) of subsidiaries of MorphoSys in the USA (the “MorphoSys US Subsidiaries”) (the “Employees”).
Under the RSUP 2024 (US), the Company shall be allowed to grant so-called “Restricted Stock Units” (“RSUs” and each a “RSU”) to the Employees, which – if certain requirements are met – grant the Employees a claim against the Company, the amount of which depends, amongst others, on the stock exchange price of the shares of the Company (the “Shares”), and which shall generally be settled in Shares.

The present terms and conditions (the “RSUP Terms & Conditions”) establish the rules pursuant to which the RSUs under the RSUP 2024 (US) can be granted and settled.

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§ 1
ELIGIBILITY
1.1RSUs can be granted to Employees (together the “Participants”).
1.2Persons who, at the same time to being an Employee, are members of the Company’s Management Board, or are an employee of the Company, are not eligible to participate in the RSUP 2022 (US).
1.3Eligibility as a Participant is determined by the Company’s Management Board.
§ 2
GRANT OF RSUs
2.1Under the RSUP 2024 (US), RSUs may be granted to the Employees. RSUs that are forfeited will once again be available for future grants.

2.2The Company’s Management Board will determine an individual USD award amount (the “Award Amount”) to be granted to each Participant by way of a separate award agreement (“Award Agreement”) and such Award Amount will be converted into a certain number of RSUs.

2.3With respect to the conversion of the Award Amount into RSUs, i.e., to calculate the exact number of RSUs to be allocated to a Participant, the respective Award Amount must, in a first step, be converted into a respective amount in Euros (the “Conversion”). The Conversion shall be based on the average Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) during the 30 (thirty) business days prior to the Award Date (as defined in § 2.5) (the “Euro Award Amount”). In a second step, the Euro Award Amount is divided by the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the 30 (thirty) trading days prior to the Award Date (as defined in § 2.5) (exclusive), rounded down to the nearest whole number; the number resulting from such calculation (step one and step two) equals the number of RSUs to be allocated to a Participant (the “Initial Number of RSUs”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price
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quoted in continuous trading, provided there was continuous trading on that trading day.
For example: If a Participant is granted an Award Amount of USD 100,000.00 and the USD/EUR exchange rate on the Award Date is 1 USD = 0.9060 EUR, then the Euro Award Amount amounts to EUR 90,600 (100,000.00 x 0.9060). If the average closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading on the 30 trading days prior to the Award Date amounted to EUR 28.00, then the Initial Number of RSUs to be allocated to the Participant would amount to 3,235 (EUR 90,600.00 / EUR 28.00 = 3,235.714, rounded down to the nearest whole number).

2.4 RSUs can be awarded subject to a continuing and non-terminated (including termination by way of a mutual agreement) service relationship or employment of the relevant Participant with a MorphoSys US Subsidiary at the relevant Award Date (as defined in § 2.5).

2.5 The date on which the Award Agreement becomes effective (the “Award Date”) shall be the date on which the Participant receives the offer to conclude the Award Agreement (irrespective of the point in time the offer to conclude the Award Agreement is accepted), unless the Award Agreement specifies an earlier or a later date as Award Date.

§3
WAITING PERIOD, ANNUAL CYCLE AND VESTING
3.1.Each RSU is subject to a waiting period of three (3) years (“Waiting Period”), which shall commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary of the Award Date at 24:00 hours (midnight) (“Waiting Period Expiration Date”).

For example: If the Award Date is January 22, 2024, the Performance Period would start on January 22, 2024, at 00:00 hours (beginning of the day) and end on January 21, 2027, at 24:00 hours (midnight).

3.2.The Performance Period is divided into three annual cycles (“Annual Cycles”). The first Annual Cycle will commence on the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the first
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anniversary of the Award Date at 24:00 hours (midnight), the second Annual Cycle will commence on the day of the first anniversary of the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the second anniversary of the Award Date at 24:00 hours (midnight) and the third Annual Cycle will commence on the day of the second anniversary of the Award Date at 00:00 hours (beginning of the day) and end on the day prior to the third anniversary of the Award Date at 24:00 hours (midnight) (each an “Annual Cycle”).
3.3.One third (1/3) of the Initial Number of RSUs will vest at the end of each Annual Cycle subject to the following conditions: (i) the achievement of certain KPIs (§ 4) and (ii) no forfeiture of RSUs pursuant to § 5 (the “Vested RSUs”).

3.4.After expiry of each Annual Cycle and an administration period in which to determine the settlement amounts, the Company will settle the total number of Vested RSUs; provided, that such settlement shall occur no later than 90 days following the last day of the applicable Annual Cycle (and in no event later than March 15 of the calendar year immediately following the calendar year in which the last date of the applicable Annual Cycle occurs).

§ 4
KEY PERFORMANCE INDICATORS
4.1With respect to an Annual Cycle, RSUs will vest only if and to the extent the KPIs (as defined in § 4.2) have been reached or exceeded in accordance with the following provisions.
4.2Key Performance Indicators (“KPIs”, and each a “KPI”), as determined by the Board of Directors of the relevant MorphoSys US Subsidiary and with the consent of the Management Board will be:

4.2.1the share price performance of the Shares over the fiscal year in which an Annual Cycle starts, measured and evaluated in relation to the Share Price Performance (as defined in § 4.3) (“Share Price KPI”); and

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4.2.2the achievement of an ESG-target over the fiscal year, in which an Annual Cycle starts, measured and evaluated in relation to the ESG Performance (as defined in § 4.3) (“ESG KPI”), whereby KPIs will in any case be equally set for all Participants.

For example: If an Annual Cycle starts on January 22, 2024, the Share Price KPI and the ESG KPI will be measured and evaluated on the basis of the Share Price Performance and the ESG performance, respectively, during the fiscal year starting January 1, 2024, through December 31, 2024.

4.3The Board of Directors of the relevant MorphoSys US Subsidiary, with the consent of the Company’s Management Board, will determine the performance to be achieved for each KPI with respect to a certain Annual Cycle (respectively the “Share Price Performance” and the “ESG Performance”) and which will, depending on the degree of achievement (as a percentage) of each KPI, correspond with a certain “KPI Achievement Rate” for the respective Annual Cycle, respectively the “Share Price KPI Achievement Rate” and the “ESG KPI Achievement Rate” for the respective Annual Cycle. If the KPI Achievement Rate for any of the KPIs exceeds 175%, the respective KPI Achievement Rate will nevertheless be 175% (“Cap”).
4.4Once the KPIs for a certain Annual Cycle have been determined pursuant to section 4.3, the Participants will be provided with such information.

4.5The “Overall KPI Achievement Rate” for a certain Annual Cycle will be calculated as the sum of (i) the Share Price KPI Achievement Rate, multiplied by 0.5 and the (iii) ESG KPI Achievement Rate, multiplied by 0.5, each of which will be determined in accordance with the KPIs that will be provided to a Participant for each Annual Cycle in accordance with § 4.4 and the result rounded commercially to the nearest whole number.

For example: If the Share Price KPI Achievement Rate for an Annual Cycle is 78% and the ESG KPI Achievement Rate is 180%, the Overall KPI Achievement Rate will be calculated as follows:
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Note: In accordance with § 4.3, the ESG KPI Achievement Rate was capped at 175%.

78 * 0.5 + 175 * 0.5 = 126.5%, i.e. 127% (rounded commercially to the nearest whole number).
4.6The number of Vested RSUs at the end of an Annual Cycle will be calculated by multiplying (i) one third (1/3) of the Initial Number of RSUs allocated to a Participant (not rounded) with (ii) the Overall KPI Achievement Rate, and the result commercially rounded, provided, however, that at least an Overall KPI Achievement Rate of 50% must be reached (“Hurdle”), otherwise the number of Vested RSUs for the respective Annual Cycle will be 0.

The following chart illustrates exemplarily a certain number of RSUs that vest at the end of an Annual Cycle pursuant to this § 4, depending on the degree of achievement of certain Overall KPI Achievement Rate:

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Overall KPI Achievement Rate	Calculation of total number of Vested RSUs for one Annual Cycle
0%	Vested RSUs at the end of an Annual Cycle = 0, given that the hurdle of a minimum Overall KPI Achievement Rate of at least 50% has not been reached
1%
2%
3%
[etc.]
48%
49%
< 50%
50% (hurdle)	[1/3 of Initial Number of RSUs] x 50%
60%	[1/3 of Initial Number of RSUs] x 60%
70%	[1/3 of Initial Number of RSUs] x 70%
[etc.]	[etc.]
120%	[1/3 of Initial Number of RSUs] x 120%
125%	[1/3 of Initial Number of RSUs] x 125%
130%	[1/3 of Initial Number of RSUs] x 130%
[etc.]	[etc.]
175%	[1/3 of Initial Number of RSUs] x 175%

For example: If the Initial Number of RSUs granted to a Participant was 3,235 and during the first Annual Cycle an Overall KPI Achievement Rate of 78% was achieved, during the second Annual Cycle an Overall KPI Achievement Rate of 35% was achieved, and during the third Annual Cycle an Overall KPI Achievement Rate of 175% (Cap) was achieved, the number of Vested RSUs at the end of the first Annual Cycle is 841 (1/3 of the 3,235 granted RSUs x 78%), the number of Vested RSUs at the end of the second Annual Cycle is 0 (since the minimum Hurdle of 50% was not achieved) and the number of Vested RSUs at the end of the third Annual Cycle is 1,887 RSUs (1/3 of the 3,235 granted RSUs x 175%). Thus, after expiry of the Waiting Period, the total Vested RSUs that will be settled would be 2,728 (841 + 0 + 1,887).

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§ 5
CONSEQUENCES OF A TERMINATION OF EMPLOYMENT

5.1With respect to an Annual Cycle, RSUs will vest only if the Participant still has an active employment relationship with a MorphoSys US Subsidiary at the end of the relevant Annual Cycle, subject to the provisions set out in § 5.2 and § 5.3 below.

5.2If a Participant’s employment with a MorphoSys US Subsidiary terminates for Cause (as defined hereinafter) before the expiry of the Waiting Period (such Participant a “Bad Leaver”), such that the Bad Leaver is no longer an Employee, all RSUs granted to the Bad Leaver (whether held by him or any third party and whether vested or unvested) will be forfeited without entitlement to compensation or other consideration. An event of “Cause” exists if a Participant: (i) materially violates any term of any agreement between the Participant and a MorphoSys US Subsidiary; (ii) repeatedly fails to follow reasonable instructions of a MorphoSys US Subsidiary, is chronically absent from work, fails to perform any reasonably assigned duties after receiving written notice of same from a MorphoSys US Subsidiary, or willfully violates any written policy of a MorphoSys US Subsidiary, provided to the Participant; (iii) engages in unprofessional conduct that results in, or reasonably could result in, unfavorable publicity for a MorphoSys US Subsidiary, or engages in unprofessional conduct inconsistent with the Participant’s position with a MorphoSys US Subsidiary; or (iv) engages in any of the following forms of willful misconduct: (a) conviction of the commission of any felony, or any criminal act involving moral turpitude, or any misdemeanor where imprisonment is imposed; (b) misappropriation, theft or destruction of a MorphoSys US Subsidiary, property; (c) securing or attempting to secure any personal profit in connection with any transaction entered into by or on behalf of a MorphoSys US Subsidiary; (d) causing substantial material harm to a MorphoSys US Subsidiary, as a result of Participant’s malfeasance, gross negligence or reckless disregard of Participant’s duties and responsibilities; (e) falsification of any business record of a MorphoSys US Subsidiary; (f) any material act of fraud or dishonesty within the scope of, or relating to, Participant’s employment by a MorphoSys US Subsidiary; (g) commission of any crime relating to Participant’s
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employment with a MorphoSys US Subsidiary; or (h) violation of any law or regulation applicable to the business of a MorphoSys US Subsidiary.

5.3If a Participant’s employment at a MorphoSys US Subsidiary terminates before the expiry of the Waiting Period for any reason other than for Cause or not qualifying the relevant Participant as a Bad Leaver (such Participant a “Good Leaver”), such Good Leaver will retain the RSUs that have already vested pursuant to § 3.3 and § 4 with respect to any Annual Cycle completed before the date of the Good Leaver’s termination of employment becomes effective (the “Termination Date”). Any additional RSUs that were granted to such Good Leaver and that have not vested will not continue to vest following the Termination Date and instead, they shall be forfeited by the Good Leaver on the Termination Date without any compensation or other consideration paid therefor. No partial vesting will take place with respect to any Annual Cycle that is in effect at the time a Termination Date occurs. Any retained RSUs that were vested as of the Good Leaver’s Termination Date shall be paid following the Waiting Period Expiration Date, consistent with § 6, below. § 5.3 shall not apply in case a Participant’s employment at a MorphoSys US Subsidiary ends and such Participant, qualifying as a Good Leaver, continues to have an employment with another MorphoSys US Subsidiary.

5.4For example: If a Participant, qualifying as a Good Leaver in the aforementioned sense under § 5.3 above, is notified of a termination of his employment with a MorphoSys US Subsidiary, in the example in § 4.7 in the first Annual Cycle, and such termination has a Termination Date that occurs during the second Annual Cycle of the Waiting Period, such Participant will retain the 841 Vested RSUs from the first Annual Cycle; however, the remaining RSUs originally granted to such Participant (applicable to the second and third Annual Cycles) will be forfeited on the Termination Date without compensation or other consideration paid to the Participant. No further vesting of the Participant’s award of RSUs will occur at the end of the second or third Annual Cycles or at any other time.

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§ 6
CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs; CASHLESS EXERCISE OPTION

6.1Upon expiration of the Waiting Period, each Vested RSU shall entitle the Participant to a cash payment claim (the “Cash Payment Claim”) against the Company in the amount of the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) (i) in case of a Cash Settlement (as defined in § 6.2), on the Cash Settlement Date (as defined in § 6.2) or, (ii) in case of a Share Settlement (as defined in § 6.3), on the day of the resolution of the Company’s Management Board to utilize, with the consent of the Company’s Supervisory Board, the Company’s authorized capital against contribution in kind (the “Capital Increase Resolution Date”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day. In case of a delisting of the Company prior to the expiry of the Waiting Period, the relevant closing price shall be the price which had to be offered as part of the compulsory public tender offer pursuant to section 39 para. 2 no. 1, paras. 3 et seqq. of the German Stock Exchange Act (Börsengesetz).

6.2Within 90 days following the Waiting Period Expiration Date, the Company will settle the Vested RSUs as determined by the Company in its sole discretion by fulfilling the Cash Payment Claim (i) by way of an effective cash payment to a bank account designated to the Company by the respective Participant in advance (the “Cash Settlement”), or (ii) by transferring Shares to the Participant in accordance with § 6.3, or (iii) by a combination of both. In case of a Cash Settlement, the Company will convert the Cash Payment Claim, denominated in Euros, into a USD amount, based on the Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) on the actual date (within 90 business days following the Waiting Period Expiration Date) on which such payment is made (the “Cash Settlement Date”).

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6.3In the event of a settlement in the form of Shares, whereby Shares are created from a capital increase out of the Company’s authorized capital, the respective contribution in kind (Sacheinlage) for the new Shares shall be the Cash Payment Claim (denominated in EUR) resulting from the Vested RSUs. The Cash Payment Claim (denominated in EUR) will then – in the course of the capital increase – be contributed by the Participant to the Company against issuance of one (1) new Share for each one (1) Vested RSU (the “Share Settlement”). In the event of a Share Settlement, the Participant will be required to take all measures necessary to effect the Share Settlement, including, for example, the opening of an account to which the Shares may be booked, the conclusion of a contribution agreement with the Company and/or the subscription of the new Shares to be issued to the Participant by way of a subscription certificate. The actual date (within 90 business days following the Waiting Period Expiration Date) on which the new Shares, which were created from the capital increase against contribution in kind, are transferred to the securities’ account of the respective Participant, the “Share Settlement Date”.

For example: If the Waiting Period Expiration Date for the 2,728 Vested RSUs in the example in § 4.7 occurs on January 21, 2027, the Company may decide, in its sole discretion, whether to settle the 2,728 Vested RSUs by way of a Cash Settlement or a Share Settlement (or a combination of both):

a.In case of a Cash Settlement, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Cash Settlement Date. Assuming, on the Cash Settlement Date, the closing price (Schlusskurs) amounted to EUR 90.00, the Participant’s Cash Payment Claim resulting from the 2,728 Vested RSUs would amount to EUR 245,520.00. Assuming the EUR/USD exchange rate on the Cash Settlement Date is 1 EUR = 1.1500 USD, the Cash Payment Claim the respective Participant is entitled to USD 282,348.00.

b.In case of a Share Settlement, the Company will request certain information from the Participant, which is necessary to perform the
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Share Settlement. Once the information has been provided by the Participant to the Company, and following the expiry of the Waiting Period, the Company will identify the closing price (Schlusskurs) of the Shares on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) in Xetra trading (or a comparable successor system) on the Capital Increase Resolution Date. Assuming, on the Capital Increase Resolution Date, the closing price (Schlusskurs) amounted to EUR 90.00, the Participant’s Cash Payment Claim resulting from the 2,728 Vested RSUs would amount to EUR 245,520.00. Following such determination, the Company’s Management Board, with the consent of the Supervisory Board, shall resolve to issue 2,728 new Shares by way of a capital increase in the context of which the Company’s share capital will be increased by EUR 2,728.00 against contribution in kind of the Cash Payment Claim of the Participant in the aggregate amount of EUR 245,520.00. Following the registration of the consummation of the capital increase, the 2,728 new Shares will be transferred to a security deposit of the Participant on the Share Settlement Date.

The Company may, at its discretion, settle the Vested RSUs in treasury Shares (eigene Aktien) instead of Shares stemming from a corresponding authorized capital of the Company. In such case, one Vested RSU entitles the Participant to receive one Share in the Company. The Cash Payment Claim will be deemed fulfilled once the number of treasury Shares corresponding to the number of Vested RSUs of a Participant have been transferred to a security deposit of the Participant.

6.4In case of a Share Settlement, in order to facilitate the exercise of the RSUs by the Participants, the Company may in its sole discretion arrange for the Participant with a service provider (“Service Provider”) a cashless exercise settlement option (“Cashless Settlement Option”). Such Cashless Settlement Option may provide that the Service Provider arranges a sale on behalf of the relevant Participant of such a number of Shares resulting from the Share Settlement of the Vested RSUs as is necessary to repay any taxes and/or employee social security contributions or other fees due by the Participant in connection with the settlement of the Vested RSUs. Any Participant who makes use of the Cashless Settlement Option has to bear all costs relating to the
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Cashless Settlement Option and the sale of the Shares resulting from the Vested RSUs.

6.5The Company will inform the Participant whether it will make use of the Cash Settlement (as defined in § 6.2) or the Share Settlement (as defined in § 6.3) or a combination of both in advance of the settlement.

§ 7
TRANSFERABILlTY
7.1Neither the RSUs nor the rights of any Participant under any RSU or under the RSUP 2024 (US) are assignable or otherwise transferable except as provided in this § 7 and in case it is required to implement a Cashless Exercise Option under § 6.4.
7.2The RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Participant.

8. ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES

8.1.For purposes of this § 8, “Change of Control” means the occurrence of any of the following events:

8.1.1.the transfer of the corporate assets of the Company as a whole or in substantial parts to a company not affiliated with the Company;

8.1.2.the merger of the Company with a non-affiliated company of the Company;

8.1.3.the conclusion of an inter-company agreement pursuant to section 291 AktG with the Company as a dominated company or the integration of the Company pursuant to section 319 AktG;

8.1.4.the direct or indirect holding of at least 30% of the voting rights in shares of the Company by a shareholder or a third party,
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including the voting rights attributed to the shareholder or third party pursuant to section 30 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG);

8.1.5.if any person or entity becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the MorphoSys US Subsidiary the respective Participant is in an employment relationship with, representing 50% or more of the total voting power represented by the respective MorphoSys US Subsidiary’s then outstanding voting securities (excluding for this purpose the Company’s or its affiliates or any employee benefit plan of the Company or its affiliates);

8.1.6.a merger or consolidation of the MorphoSys US Subsidiary the respective Participant is in an employment relationship with (except for a merger or consolidation of a MorphoSys US Subsidiary with another MorphoSys US Subsidiary), whether or not approved by the Company's Management Board, other than a merger or consolidation which would result in the voting securities of such MorphoSys US Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of such MorphoSys US Subsidiary, or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or

8.1.7.the sale or disposition by the MorphoSys US Subsidiary the respective Participant is in an employment relationship with of all or substantially all of such MorphoSys US Subsidiary’s assets in a transaction requiring stockholder approval.

Notwithstanding anything to the contrary herein, the terms Change of Control shall have a meaning that is consistent with the definition of change in control event, change in ownership or change in effective control set forth in Section
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409A of the Internal Revenue Code of 1986, as amended (the “Code”), but only to the extent that it is necessary to comply with Code Section 409A.

8.2.In case a Change of Control occurs during the Waiting Period, § 3.3 shall be amended such that the RSUs shall vest immediately upon the Change of Control, with the calculation of the Overall KPI Achievement Rate to be determined as follows:

8.2With respect to Annual Cycles that are already complete at the date when the Change of Control occurs:
8.2.aif the Overall KPI Achievement Rate exceeds 100% with respect to Annual Cycles that have concluded prior to the Change of Control, then the actual percentage shall apply with respect to the Overall KPI Achievement Rate for such completed Annual Cycles;
8.2.bif the Overall KPI Achievement Rate is below 100% with respect to Annual Cycles that have concluded prior to the Change of Control, then the Overall KPI Achievement Rate for such concluded Annual Cycles shall nevertheless be 100%, provided that the Hurdle for such Annual Cycle(s) has been met.

With respect to the Annual Cycle during which the Change of Control occurs, as well as for subsequent Annual Cycles that have not yet commenced, as of the date the Change of Control occurs, the Overall KPI Achievement Rate shall be 100% for such Annual Cycle(s), irrespective of the achievement (if any) of the KPIs.With respect to the Annual Cycle during which the Change of Control occurs, as well as for subsequent Annual Cycles that have not yet commenced, as of the date the Change of Control occurs, the Overall KPI Achievement Rate shall be 100% for such Annual Cycle(s), irrespective of the achievement (if any) of the KPIs.

8.3In case of a Change of Control within the meaning of § 8.1.4 in connection with a voluntary takeover offer pursuant to section 29 et seq. WpÜG or resulting in a mandatory takeover offer pursuant to section 35 et seq. WpÜG, in each case to the shareholders of the Company, (each a “Change of Control Offer, the Participants are entitled to request from the Company, by submitting a respective notice to the Company
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(the “Participant Cancellation Request”), that all of such Participant’s RSUs are cancelled against payment of the Cancellation Compensation. “Cancellation Compensation” means

8.3.1the consideration per Share (including any increases of such consideration pursuant to § 21 WpÜG or section 31 para. 4 and 6 WpÜG offered in the course of the Change of Control Offer) (“Offer Consideration”), or,

8.3.2if the Offer Consideration is a mere consideration in shares which are already admitted to trading on a stock exchange pursuant to section 31 para. 2 WpÜG at the time the Change of Control Offer is made, the value of such Offer Consideration as determined pursuant to section 7 of the German Takeover Offer Ordinance (WpÜG-Angebotsverordnung); or

8.3.3if the Offer Consideration is a mixed consideration of cash and shares, the sum of the values of such components pursuant to this § 8.3; or,

8.3.4if the Offer Consideration provides for alternative types of considerations, the value of the alternative, that has the highest value pursuant to this § 8.38.3.

    The Participant Cancellation Request has to be made within three (3) months after the date of the acquisition of control of the Company within the meaning of section 29 para. 2 WpÜG by the bidder of the Change of Control Offer (“Change of Control Date”). The Cancellation Compensation shall be payable (after deduction of applicable wage tax and other statutory levies (if any) to be withheld by the Company) within 90 days following the Waiting Period Expiration Date. The respective RSUs shall automatically lapse upon payment of the Cancellation Compensation.

8.4.Further, in case of a Change of Control Offer, the Company is entitled to request, in relation to any Participant by submitting a respective notice to the respective Participant (the “Company Cancellation Request”) that all RSUs of such Participant are cancelled against payment of the Cancellation Payments in accordance with § 8.3.1 to § 8.3.4 above. The
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Company Cancellation Request has to be made within three (3) months after the Change of Control Date. § 8.3 sentences 4 and 5 shall apply accordingly.

§9
ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES

9.•.1In the event of:

9.1.1a capital increase from Company funds by the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

9.1.2a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

9.1.3a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

9.1.4any other such event having an effect similar to any of the foregoing (each an “Adjustment Event”),

    the Company’s Management Board may – subject to mandatory law – establish financial equality for the Participants to the extent necessary to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits resulting from the granted RSUs. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of RSUs.

9.•.2For the avoidance of doubt: No adjustment pursuant to § 9.1 shall occur in the event of:

9.2.1a capital increase from Company funds without the issue of new Shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or

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9.2.2a capital reduction without a change in the total number of Shares issued by the Company.

9.•.3If an adjustment occurs in accordance with this § 9, fractions of shares will not be granted upon the settlement of RSUs nor will they be compensated by a payment in cash.

§ 10
Extraordinary Developments

10.1 For purposes of this § 10, “Extraordinary Events or Developments” means – subject always to mandatory law – situations where the potential gain realized by the Participant upon the settlement of RSUs (i) is caused by unusual external events and developments; and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. However, the settlement of RSUs by a Participant as such, that results in an economic benefit for the Participant, does not constitute an Extraordinary Event or Development.

10.2 In case of Extraordinary Events or Developments, the Company’s Management Board is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout in the form of a Cash Settlement or Share Settlement, to the extent required to eliminate such extraordinary effects.

§11
Insider Trading
11.1.Any transaction in the Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, namely Art. 14, 7 et seqq. MAR, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules.
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Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

11.2.The Company may postpone or delay the settlement of any Vested RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities.

11.3.In order to minimize the potential for prohibited insider trading, the Management Board of the Company may establish in its sole discretion periods from time to time during which all or some of the Participants may not engage in transactions involving Shares granted in case of a Share Settlement (the “Non-Trading Periods”). As a matter of precaution, and notwithstanding any other provisions in these RSUP Terms & Conditions, the Participants may not subscribe any new Shares during an applicable Non-Trading Period.

§ 12
LIMITATION OF LIABILITY

12.1The Company (nor any of its management board members, supervisory board members or employees) does not:

12.1.aassume any responsibility or liability for the development of MorphoSys share price and/or for the achievement of ESG-targets;

12.1.bassume any responsibility or liability for the development of the value or market price of the Company’s Shares, including during the Performance Period and during the period between end of an Annual Cycle and, as the case may be, the Cash Settlement Date, the Capital Increase Resolution Date, or the Share Settlement Date;

12.1.cwarrant, assure or guarantee a profit of a Participant from the RSUP 2024 (US) or any RSU granted thereunder; or
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12.1.dwarrant, assure or guarantee any increase in value of the RSUs or, following a Share Settlement, the value or market price of the Company’s Shares; in particular it is neither warranted, assured or guaranteed that a Participant will be able to sell his participation in the Company with a profit in the future, nor that no loss will be incurred.

12.2Each Participant declares with his/her participation in the RSUP 2024 (US) that the participation is voluntary. Each Participant is aware of the Public Takeover Offer, the fact that the Public Takeover Offer may or may not be consummated and the fact that he/she alone bears the risk of a decrease in or total loss of value of the RSUs or, following a Share Settlement, the Company’s Shares. Each Participant accepts the offer to participate in the RSUP 2024 (US) at his/her own risk and assumes any liability relating thereto.

12.3Each Participant accepts, that his/her claim stemming from Vested RSUs may be delayed or even forfeited, if he/she does not provide the information requested and required by the Company to perform the Cash Settlement and/or the Share Settlement, in particular, the information in § 6.3.

12.4Each Participant is responsible for obtaining legal, tax and any other necessary advice before participating in the RSUP 2024 (US) and for evaluating the tax effects connected with the RSUP 2024 (US). Each Participant accepts and declares that he has not been advised by or on behalf of the Company with respect to his participation in the RSUP 2024 (US) (in particular, regarding legal and tax issues of such participation).

§ 13
TAXES, SOCIAL SECURITY AND COSTS
13.1All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his/her participation in the RSUP 2024 (US) shall be borne by each Participant. Each Participant is obliged to pay taxes relating to the respective RSUs granted/settled under the RSUP 2024 (US), or relating to a transfer (if
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permitted under these RSUP Terms & Conditions) of such RSUs by the Participant to a third party, to the competent tax authorities. Each Participant shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

13.2The relevant MorphoSys US Subsidiary is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This applies even after termination of the service relationship or employment relationship of a Participant with the Company. The Company is entitled to demand the full cooperation of the Participant even after his leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the RSUP 2024 (US). The Participant undertakes to fully cooperate with the Company.

13.3Withholdings mentioned above do not release the Participant from his responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his participation in the RSUP 2024 (US) or the allocation/grant, settlement or transfer of any RSUs.

13.4The compensation and benefits under these RSUP Terms & Conditions are intended to be exempt from the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and these RSUP Terms & Conditions will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Participant under these RSUP Terms & Conditions and shall not constitute an indemnity from the Company to any Participant. References to “termination of employment” and similar terms used in these RSUP Terms & Conditions mean, to the extent necessary to comply with Section 409A of the Code, the date that the Participant first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under these RSUP Terms & Conditions shall be designated as a “separate payment” within the meaning of Section 409A of the Code. If the Company determines that a Participant is a “specified employee” (as
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defined in Section 409A of the Code) as of the date of his/her “separation from service” (as defined in Code Section 409A), then, to the extent necessary to avoid additional taxes, penalties or interest, a Participant will not be entitled to any payment under these RSUP Terms & Conditions (or any award agreement thereunder) until the earlier of (i) the date which is six months after his/her separation from service for any reason other than death, or (ii) the date of his/her death. Any amounts otherwise payable to the Participant upon or in the six (6) month period following his/her separation from service that are not so paid by reason of this § 12.4 shall be paid on the first business day following the date that is six (6) months after the separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his/her death).

§ 14
FORM REQUIREMENTS
14.1Any legal statements and other notices in connection with the RSUP 2022 (US) (collectively the “Notices”) or any amendment of these RSUP Terms & Conditions (including an amendment of this § 14.1) shall be made in text form or electronic form (e.g. email) unless any other specific form is required by mandatory law or these RSUP Terms & Conditions.
Any Notice to be delivered to the Company shall be addressed by email to the Head of Human Resources of MorphoSys AG. The Company shall communicate changes in the addressee set forth in the previous sentence as soon as possible to the Participants.
14.2Any Notice to be given to a Participant may be served by being sent to him/her by email or to his/her home or business address. Each Participant shall communicate changes of address as soon as possible to the Company.

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§ 15
PROCESSING OF PERSONAL DATA

The Company processes personal data of the Participants in connection with the administration, implementation and settlement of the RSUP 2024 (US). Additional information regarding the processing of personal data in connection with the RSUP 2024 (US) is included in Exhibit 1 (Information on the Processing of Personal Data).

§ 16
GOVERNING LAW AND JURISDICTION

16.1The RSUP 2024 (US), any RSUs granted thereunder and these RSUP Terms & Conditions shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.
16.2Any dispute, controversy or claim arising from or in connection with the RSUP 2024 (US), any RSUs granted thereunder or these RSUP Terms & Conditions or their validity shall be decided upon by the competent courts in Munich, Germany.

§ 17
FINAL PROVISIONS

17.1In these RSUP Terms & Conditions, the headings are inserted for convenience only and shall not affect the interpretation of these RSUP Terms & Conditions; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these RSUP Terms & Conditions. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these RSUP Terms & Conditions to any clauses without further indication of a law, an agreement or another document shall mean clauses of these RSUP Terms & Conditions.

17.2In the event that one or more provisions of these RSUP Terms & Conditions shall, or shall be deemed to, be invalid or unenforceable, the
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validity and enforceability of the other provisions of these RSUP Terms & Conditions shall not be affected thereby. In such case, the Company and each Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these RSUP Terms & Conditions contain any unintended gaps (unbeabsichtigte Lücken).

Planegg, January 2024
MorphoSys AG
* * * *
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